Exhibit 99.10
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                         [LETTERHEAD OF EMB CORPORATION]





September 3, 2002



Rodney K. Thompson, President
FGFC Holdings, Inc.
3 Hutton Centre Drive
Suite 150
Santa Ana, CA 92707

Re:  Purchase Agreement dated September 30, 2001

Dear Mr. Thompson:

On behalf of EMB Corporation, I acknowledge receipt of your letter dated August 29, 2002 concerning the status of the Purchase Agreement dated September 30, 2001 (the "Agreement") by and among EMB Corporation ("EMB"), FGFC Holdings, Inc. ("FGFC"), and First Guaranty Financial Corporation ("First Guaranty").

As a result of the general economic downturn over the past 11 months EMB has been unable to secure the additional debt or equity financing to satisfy the terms of Section 2.2(f) of the Purchase Agreement. Nor, do we expect to be able to satisfy those provisions before September 30, 2002, as called for in the Agreement. Accordingly, it is with great regret that we must concur with your request to rescind the Purchase Agreement.

As of this date, we will direct our company's legal counsel to prepare the documentation necessary to implement the rescission of the Purchase Agreement, the return of the subject common and preferred stock of EMB and First Guaranty to the respective parties, and to provide for a mutual release of the parties thereto. We expect that all the requisite documentation will be prepared and available for execution by Friday, September 6, 2002.

Sincerely,

/s/ James E. Shipley

JAMES E. SHIPLEY
President